Exhibit 10.1

Published CUSIP number: 73651GAK9

CREDIT AGREEMENT

DATED AS OF NOVEMBER 14, 2012

AMONG

PORTLAND GENERAL ELECTRIC COMPANY,

THE LENDERS,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT,

JPMORGAN CHASE BANK, N.A.
AND
U.S. BANK NATIONAL ASSOCIATION,
AS CO-SYNDICATION AGENTS,

WELLS FARGO SECURITIES, LLC,
AS SOLE LEAD ARRANGER AND SOLE BOOK RUNNER

CHAR1\1285208v7

Exhibit 10.1

i
CHAR1\1285208v7

Exhibit 10.1

CHAR1\1285208v7

Exhibit 10.1

CHAR1\1285208v7

Exhibit 10.1

EXHIBIT C	FORM OF COMPLIANCE CERTIFICATE
EXHIBIT D	FORM OF NOTE
EXHIBIT E	FORM OF BORROWING NOTICE
EXHIBIT F	FORM OF CONVERSION/CONTINUATION NOTICE

CHAR1\1285208v7

Exhibit 10.1

This CREDIT AGREEMENT, dated as of November 14, 2012, is among Portland General Electric Company (the “Borrower”), the Lenders party hereto and Wells Fargo Bank, National Association, as administrative agent for the Lenders.

The parties hereto agree as follows:

CHAR1\1285208v7

Exhibit 10.1

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Adjusted Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

“Advance” means a borrowing hereunder (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

“Affected Lender” is defined in Section 2.17.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agent” means Wells Fargo, in its capacity as administrative agent for and contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as changed from time to time pursuant to the terms hereof. The Aggregate Commitment as of the date of this Agreement is FOUR HUNDRED MILLION DOLLARS ($400,000,000).

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this Credit Agreement, as amended or otherwise modified from time to time.

“Agreement Accounting Principles” means United States generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.11.

“Alternate Base Rate” means, for any day, a floating rate of interest per annum equal to the highest of (i) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate”, (ii) the sum of Federal Funds Effective Rate for such day plus 0.50% per annum and (iii) the sum of (a) the quotient of (x) LIBOR applicable for a one month U.S. dollar deposit on such day (or if such day is not a Business Day, the immediately preceding Business Day) divided by (y) one minus the Reserve Requirement (expressed as a decimal) applicable to a Eurodollar Advance with a one-month Interest Period plus (b) 1.00%. The “prime rate” is a rate set by Wells Fargo based on various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such “prime rate” announced by Wells Fargo shall take place at the opening of business on the day specified in the public announcement of such change.

CHAR1\1285208v7

Exhibit 10.1

“Applicable Margin” means, for any day, (i) with respect to the Eurodollar Rate, the percentage rate per annum opposite the heading “Applicable Eurodollar Margin” in the Pricing Schedule which is applicable at such time, (ii) with respect to the Floating Rate, the percentage rate per annum opposite the heading “Applicable ABR Margin” in the Pricing Schedule which is applicable at such time and (iii) with respect to Letter of Credit Fees, the percentage rate per annum opposite the heading “Letter of Credit Fees” in the Pricing Schedule which is applicable at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Wells Fargo Securities, LLC and its successors, in its capacity as sole lead arranger and sole book runner.

“Assignee Group” means two or more assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment Agreement” means an Assignment Agreement in the form of Exhibit A.

“Benefit Plan” of any Person, means, at any time, any employee benefit plan (including a Multiemployer Benefit Plan), the funding requirements of which (under Section 302 of ERISA or Section 412 of the Code) are, or at any time within six years immediately preceding the time in question were, in whole or in part, the responsibility of such Person.

“Borrower” is defined in the preamble.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.2(c).

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day that is also a London Banking Day and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in California for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent or the L/C Issuers and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect thereof, cash or deposit account balances or, if the applicable L/C Issuer benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Agent and (b) the applicable L/C Issuer. “Cash

CHAR1\1285208v7

Exhibit 10.1

Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d3 of the SEC under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, for each Lender, the obligation of such Lender (a) to make Loans to the Borrower and (b) to purchase participations in L/C Obligations and Swing Line Loans, in an aggregate amount not exceeding the amount set forth on Schedule 2 or as set forth in any Assignment Agreement relating to any assignment that has become effective pursuant to Section 12.3(a), as such amount may be modified from time to time pursuant to the terms hereof.

“Consolidated Indebtedness” means at any time all Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

“Conversion/Continuation Notice” is defined in Section 2.2(d).

“Credit Extension” means each of the following: (a) an Advance and (b) an L/C Credit Extension.

“Debt” means any liability that constitutes “debt” or “Debt” under Section 101(11) of the United States Bankruptcy Code or under the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any analogous applicable law, rule or regulation, Governmental Approval, order, writ, injunction or decree of any court or Governmental Authority.

“Default” means an event described in Article VII.

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that, as determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Agent that it does not intend to comply

CHAR1\1285208v7

Exhibit 10.1

with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Agent, to confirm in writing to the Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy or similar debtor relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Disclosure Documents” means (i) the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2011, (ii) the Borrower’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, and (iii) the Borrower’s reports on Form 8-K since the date of the most recent Quarterly Report referred to in clause (ii) and prior to the date hereof, in each case filed with the SEC.

“Effective Date” is defined in Section 4.1.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, injunctions, permits, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean‑up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person, including a Subsidiary or other Affiliate of such first Person, that is a member of any group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o) of which such first Person is a member.

“Eurodollar Advance” means an Advance which bears interest at a Eurodollar Rate requested by the Borrower pursuant to Section 2.2.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, LIBOR quoted two (2) London Banking Days prior to the first day of such Interest Period, applicable to dollar deposits with a maturity equal to such Interest Period. If such rate is not available at such time for any reason, then “LIBOR” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in U.S. dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Advance being made, continued or converted by the Agent and with a term equivalent to such Interest Period would be offered by the Agent’s London Branch

CHAR1\1285208v7

Exhibit 10.1

to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period.

“Eurodollar Loan” means a Loan which bears interest at a Eurodollar Rate requested by the Borrower pursuant to Section 2.2.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) Adjusted Eurodollar Rate applicable to such Interest Period, plus (ii) the Applicable Margin.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, (A) taxes imposed on its overall net income, and franchise taxes or gross revenue taxes in the nature of net income taxes, including without limitation the Washington Business and Occupation Tax, the Ohio Commercial Activity Tax and other similar taxes, by either (i) any jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located and (B) any U.S. federal withholding taxes imposed under FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Facility” means the credit facility established under this Agreement.

“Facility Fee Rate” means, at any time, the percentage rate per annum opposite the heading “Facility Fee Rate” in the Pricing Schedule which is applicable at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. (New York time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

“Final Termination Date” means the latest Scheduled Termination Date for any Lender (without giving effect to any extension any Lender may elect to agree to pursuant to Section 2.18 unless and until such extension shall have become effective in accordance with the terms of Section 2.18) or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes plus (ii) the Applicable Margin.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.9, bears interest at the Floating Rate.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the applicable L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C

CHAR1\1285208v7

Exhibit 10.1

Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Governmental Approval” means any authorization, consent, approval, license or exception of, registration or filing with, or report or notice to, any governmental unit.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” is defined in Section 12.6.

“Guaranty” of a Person means any agreement, undertaking or arrangement (including, without limitation, any comfort letter, operating agreement, take or pay contract, application for a letter of credit or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership) by which such Person (i) assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, (ii) agrees to maintain the net worth or working capital or other financial condition of any other Person, or (iii) otherwise assures any creditor of such other Person against loss.

“Honor Date” is defined in Section 2.19(c).

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bankers’ acceptances, or other instruments, (v) obligations of such Person to purchase accounts, securities or other Property arising out of or in connection with the sale of the same or substantially similar accounts, securities or Property, (vi) Capitalized Lease Obligations, (vii) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person, (viii) net liabilities under interest rate swap, exchange or cap agreements, obligations or other liabilities with respect to accounts or notes, (ix) sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (x) other transactions which are the functional equivalent, or take the place, of borrowing but which do not constitute a liability on the consolidated balance sheet of such Person and (xi) Guaranties of Indebtedness; provided that there shall be excluded from this definition (1) (except for the purposes of Section 7.5) Interest Deferral Obligations up to an amount outstanding at any one time equal to 15% of the amount described in clause (a) of the definition of “Total Capitalization,” excluding in the calculation thereof for the purposes of this proviso, however, preferred and preference stock, and (2) the agreements listed on Schedule 3 and similar agreements

CHAR1\1285208v7

Exhibit 10.1

entered into for the operation and maintenance of power plants or the purchase of power or transmission services (provided, for the avoidance of doubt, that this Agreement shall not be deemed to be such an agreement as a result of it being available to support collateral requirements under the Borrower’s energy purchase and sale agreements).

“Interest Deferral Obligations” means obligations and guaranties related thereto, which obligations and guaranties are junior and subordinated in all respects to all amounts owing under the Loan Documents, that contain provisions allowing the obligor to extend the interest payment period from time to time and defer any interest payments (however denominated) due during such extended interest payment period.

“Interest Period” means with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day. Notwithstanding any other provision of this Agreement the Borrower may not select any Interest Period that would extend beyond the Scheduled Termination Date of any Lender.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by a L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as an Advance of Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means, with respect to a particular Letter of Credit, (a) Wells Fargo in its capacity as issuer of such Letter of Credit, (b) JPMorgan Chase Bank, N.A. in its capacity as issuer of such Letter of Credit, (c) U.S. Bank National Association in its capacity as issuer of such Letter of Credit, (d) Sumitomo Mitsui Banking Corporation in its capacity as issuer of such Letter of Credit, (e) any other Lender that agrees to issue Letters of Credit hereunder, in each case, in its capacity as an issuer of such Letter of Credit hereunder and/or (f) any successor issuer of Letters of Credit hereunder. The term “L/C Issuer” when used with respect to a Letter of Credit or the L/C Obligations relating to a Letter of Credit shall refer to the L/C Issuer that issued such Letter of Credit.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including

CHAR1\1285208v7

Exhibit 10.1

all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 9.15. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender Funding Obligation” is defined in Section 12.6(a).

“Lenders” means the financial institutions from time to time parties hereto as lenders, together with their respective successors and assigns, and including, as the context requires, the L/C Issuers and/or the Swing Line Lender.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on Schedule 13.1 or otherwise selected by such Lender or the Agent pursuant to Section 2.15.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means, as to any L/C Issuer, the day that is thirty days prior to the Scheduled Termination Date of such L/C Issuer in its capacity as a Lender then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.19(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Commitments and (b) $200,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” shall be determined by the Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Market Index Rate” means, for any day, the one month rate of interest per annum appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) on such day, or if such day is not a London Banking Day, then the immediately preceding London Banking Day (or if not so reported, then as determined by the Agent from another recognized source or interbank quotation), or another rate as agreed to by the Agent and the Borrower.

CHAR1\1285208v7

Exhibit 10.1

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, any loan (including any Swing Line Loan) made by such Lender pursuant to Article II (including, in the case of a loan made pursuant to Section 2.2, any conversion or continuation thereof).

“Loan Documents” means this Agreement, each Note, each Issuer Document and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.20.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Stock” means margin stock as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business or financial condition of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents against the Borrower or the material rights or remedies of the Agent or the Lenders thereunder, it being understood that if the Moody’s Rating and/or the S&P Rating (as such terms are defined in the Pricing Schedule) is downgraded to Baa3 or below or BBB- or below, respectively, such downgrade in and of itself shall not constitute a Material Adverse Effect (but shall only constitute a Material Adverse Effect if such downgrade results in a material adverse effect of the type described in clause (i) or (ii) above).

“Material Indebtedness” is defined in Section 7.5.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” is defined in Section 6.10(v).

“Multiemployer Benefit Plan” means any Benefit Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Note” is defined in Section 2.11.

“Obligations” means all unpaid principal of and accrued and unpaid interest with respect to any Loan or Letter of Credit, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.

“Other Agents” is defined in Section 10.15.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (a) the aggregate principal amount of its Loans outstanding at such time plus (b) its Pro Rata Share of all L/C Obligations and Swing Line Loans outstanding at such time.

CHAR1\1285208v7

Exhibit 10.1

“Participant Register” has the meaning specified in Section 12.2(c).

“Participants” is defined in Section 12.2(a).

“Payment Date” means the last Business Day of each March, June, September and December.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Pricing Schedule” means Schedule 1 attached hereto.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned or leased by such Person.

“Pro Rata Share” means, with respect to any Lender, the percentage that the amount of such Lender’s Commitment is of the Aggregate Commitment (or, if the Commitments have terminated, that such Lender’s Outstanding Credit Exposure is of the Aggregate Outstanding Credit Exposure). The Pro Rata Share of a Lender shall be subject to adjustment as provided in Section 2.21.

“Purchaser” means any Person that meets the requirements to be an assignee under Sections 12.3(a)(iii) and (v) (subject to such consents, if any, as may be required under Section 12.3(a)(iii)).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.

“Reportable Event” means a reportable event described in Section 4043 of ERISA.

“Required Lenders” means Lenders in the aggregate having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than 50% of the Aggregate Outstanding Credit Exposure; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the Commitment (or, if the Aggregate Commitment has been terminated, the Outstanding Credit Exposure) of such Lender at such time.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

CHAR1\1285208v7

Exhibit 10.1

“SEC” means the Securities and Exchange Commission.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Scheduled Termination Date” means, for any Lender, November 14, 2017 or such later date as may be established for such Lender in accordance with Section 2.18.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Significant Subsidiary” means a “significant subsidiary” (as defined in Regulation S-X of the SEC as in effect on the date of this Agreement) of the Borrower.

“SPV” is defined in Section 12.6.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 25% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 25% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

“Swing Line Lender” means Wells Fargo in its capacity as swing line lender hereunder or any successor thereto.

“Swing Line Loan” means any swing line loan made by the Swing Line Lender to the Borrower pursuant to Section 2.22, and all such swing line loans collectively as the context requires.

“Swing Line Rate” means, for any date, a rate per annum equal to (i) the LIBOR Market Index Rate for such day plus (ii) the Applicable Margin for the Eurodollar Rate.

“Swing Line Sublimit” means the lesser of (a) $40,000,000 and (b) the Aggregate Commitments.

“Tax-Free Debt” means Debt of the Borrower to a state, territory or possession of the United States or any political subdivision thereof issued in a transaction in which such state, territory, possession or political subdivision issued obligations the interest on which is excludable from gross income pursuant to the provisions of Section 103 of the Code (or similar provisions), as in effect at the time of issuance of such obligations, and debt to a bank issuing a letter of credit with respect to the principal of or interest on such obligations.

CHAR1\1285208v7

Exhibit 10.1

“Taxes” means any and all present or future taxes, duties, levies, imposts, charges or withholdings imposed by or payable to any governmental or regulatory authority or agency, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Total Capitalization” means, at any time, the sum of the following for the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with Agreement Accounting Principles (without duplication and excluding minority interests in Subsidiaries):

(a)    the amount of capital stock, including preferred and preference stock (less cost of treasury shares), plus any amounts deducted from stockholders’ equity as unearned compensation on the Borrower’s balance sheet, plus (or minus in the case of a deficit) capital surplus and earned surplus, but including current sinking fund obligations; plus

(b)    the aggregate outstanding principal amount of Interest Deferral Obligations excluded by the proviso in the definition of “Indebtedness”; plus

(c)    the aggregate outstanding principal amount of all Consolidated Indebtedness.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unreimbursed Amount” is defined in Section 2.19(c)(i).

“Wells Fargo” means Wells Fargo Bank, National Association.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1    The Facility.

(a)    Description of Facility. The Lenders grant to the Borrower a revolving credit facility pursuant to which, subject to the terms and conditions herein set forth:

(i)    each Lender severally agrees to make Loans to the Borrower in accordance with Section 2.2;

(ii)    each L/C Issuer agrees to issue Letters of Credit for the account of the Borrower and its Subsidiaries in accordance with Section 2.19;

CHAR1\1285208v7

Exhibit 10.1

(iii)    the Swing Line Lender shall make Swing Line Loans to the Borrower in accordance with Section 2.22; and

(iv)    each Lender severally agrees to participate in (x) the Letters of Credit in accordance with Section 2.19 and (y) the Swing Line Loans in accordance with Section 2.22.

(b)    Amount of Facility. In no event may the Aggregate Outstanding Credit Exposure exceed the Aggregate Commitment.

(c)    Availability of Facility. Subject to the terms of this Agreement, the Facility is available from the Effective Date to the Final Termination Date, and the Borrower may borrow, repay and reborrow at any time prior to the Final Termination Date; provided that, if not earlier terminated in accordance with the terms hereof, the Commitment of each Lender shall expire on such Lender’s Scheduled Termination Date.

(d)    Repayment of Facility. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations (to the extent that such Obligations have accrued and the amount thereof has been determined) shall be paid in full by the Borrower on the Final Termination Date; provided that, if not earlier paid in accordance with the terms hereof, all of the Outstanding Credit Exposure of each Lender and all other Obligations owed to such Lender shall be paid on such Lender’s Scheduled Termination Date.

2.2    Advances.

(a)    Advances. Each Advance hereunder shall consist of Loans made by the several Lenders ratably according to their Pro Rata Share.

(b)    Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, as selected by the Borrower in accordance with Section 2.2(c).

(c)    Method of Selecting Types and Interest Periods for Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto, from time to time. The Borrower shall give the Agent irrevocable notice in substantially the form of Exhibit E hereto (a “Borrowing Notice”) not later than 11:30 a.m. (New York time) on the Borrowing Date of each Floating Rate Advance and each Swing Line Loan and at least three (3) Business Days before the Borrowing Date for each Eurodollar Advance. Each Borrowing Notice shall specify:

(i)    the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)    the aggregate amount of such Advance,

(iii)    the Type of Advance selected,

(iv)    in the case of each Eurodollar Advance, the Interest Period applicable thereto; and

(v)    whether such Advance is to be a Swing Line Loan.

CHAR1\1285208v7

Exhibit 10.1

(d)    Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are either converted into Eurodollar Advances in accordance with this Section 2.2(d) or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice in substantially the form of Exhibit F hereto (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance, or continuation of a Eurodollar Advance, not later than 11:30 a.m. (New York time) at least three (3) Business Days prior to the date of the requested conversion or continuation, specifying:

(i)    the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)    the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)    the amount of such Advance which is to be converted or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.3    Increases and Reductions of the Aggregate Commitment.

(a)    Increases of the Aggregate Commitment. The Borrower may increase the Aggregate Commitment by up to $100,000,000 in the aggregate in one or more increases, at any time prior to the date that is six months prior to the Scheduled Termination Date, upon at least five Business Days’ prior written notice to the Agent, subject, however, in any such case, to satisfaction of the following conditions precedent:

(i)    the Aggregate Commitment shall not exceed $500,000,000 without the consent of the Required Lenders;

(ii)    no Default or Unmatured Default shall have occurred and be continuing on the date on which such increase is to become effective;

(iii)    the representations and warranties contained in Article V are true and correct in all material respects as of the date such increase is to become effective, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(iv)    such increase shall be in a minimum amount of $10,000,000 and in integral multiples of $5,000,000 in excess thereof;

CHAR1\1285208v7

Exhibit 10.1

(v)    such requested increase shall only be effective upon receipt by the Agent of (A) additional Commitments in a corresponding amount of such requested increase from either existing Lenders (subject to the consent of the L/C Issuers and the Swing Line Lender) and/or one or more other institutions that qualify as Purchasers (it being understood and agreed that no existing Lender shall be required to provide an additional Commitment) and (B) documentation from each institution providing an additional Commitment evidencing its additional Commitment and its obligations under this Agreement in form and substance acceptable to the Agent;

(vi)    the Agent shall have received all documents (including resolutions of the board of directors of the Borrower) it may reasonably request relating to the corporate or other necessary authority for such increase and the validity of such increase in the Aggregate Commitment, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Agent;

(vii)    if any Loans are outstanding at the time of the increase in the Aggregate Commitment, the Borrower shall, if applicable, prepay one or more existing Loans (such prepayment to be subject to Section 3.4) in an amount necessary such that after giving effect to the increase in the Aggregate Commitment, each Lender will hold its Pro Rata Share (based on its Pro Rata Share of the increased Aggregate Commitment) of outstanding Loans;

(viii)    the Agent shall have received evidence, in form and substance reasonably satisfactory to the Agent, that the Borrower has obtained the approval of the Public Utility Commission of Oregon to increase in the Aggregate Commitment; and

(ix)    approval of the Borrower’s Board of Directors to increase the Aggregate Commitment.

(b)    Reductions of the Aggregate Commitment.

(i)    The Borrower may terminate or permanently reduce the Aggregate Commitment (i) in part ratably among the Lenders in integral multiples of $5,000,000, upon at least five (5) Business Days’ written notice to the Agent, which notice shall specify the amount of any such reduction, or (ii) in whole upon at least one (1) Business Days’ written notice to the Agent, provided that in either case the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. If the Aggregate Commitment is being terminated in whole, all fees accrued with respect to thereto until the effective date of such termination shall be paid on the effective date of such termination and upon receipt of all amounts owed, the Loan Documents shall be terminated.

(ii)    The Aggregate Commitment shall be reduced to zero following the occurrence of a Change in Control upon the Borrower’s receipt of notice thereof from the Required Lenders (or the Agent with the consent of the Required Lenders).

(iii)    On the Scheduled Termination Date for each Lender, the Aggregate Commitment shall be reduced by the amount of the Commitment of such Lender as in effect immediately prior to such date (and the Pro Rata Shares of the Lenders shall be adjusted accordingly).

CHAR1\1285208v7

Exhibit 10.1

(iv)    For the avoidance of doubt, in the event and on such occasion that (1) Aggregate Outstanding Credit Exposure exceeds the Aggregate Commitment, the Borrower shall concurrently therewith prepay Advances in an aggregate amount equal to such excess; provided, however, that (1) if, after giving effect to any reduction of the Aggregate Commitment, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitment, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess, (2) if, after giving effect to any reduction of the Aggregate Commitment, the Swing Line Sublimit exceeds the amount of the Aggregate Commitment, the Swing Line Sublimit shall be automatically reduced by the amount of such excess and (3) in the event that Aggregate Outstanding Credit Exposure exceeds the Aggregate Commitment as a result of a reduction in the Aggregate Commitment pursuant to subsection (b)(ii) above, the Borrower shall not be required to prepay Advances in an aggregate amount equal to such excess unless and until the Borrower shall have received written notice thereof from the Required Lenders (or from the Agent with the consent of the Required Lenders).

2.4    Method of Borrowing. Not later than 1:00 p.m. (New York time) on each Borrowing Date, each Lender shall (or, in the case of an Advance of Swing Line Loans, the Swing Line Lender shall) make available its Loan or Loans in funds immediately available to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower on the day received and in the form received, at the Borrower’s account specified by the Borrower to the Agent. Loans to be made for the purpose of refunding Swing Line Loans shall be made by the Lenders as provided in Section 2.22(b).

2.5    Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee at a per annum rate equal to the Facility Fee Rate on the average daily amount of such Lender’s Commitment (whether used or unused) from the date hereof to and including such Lender’s Scheduled Termination Date (and, if any Loans from such Lender or L/C Obligations of such Lender remain outstanding after such Lender’s Scheduled Termination Date, thereafter on the unpaid amount of such Lender’s Outstanding Credit Exposure), payable on each Payment Date and on such Lender’s Scheduled Termination Date (and thereafter, if applicable, on demand), subject to adjustment as provided in Section 2.21

2.6    Minimum Amount of Each Advance. Each Advance (other than an Advance of Swing Line Loans) shall be in the minimum amount of $5,000,000 (or a higher integral multiple of $1,000,000), provided that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment. Each Advance of Swing Line Loans shall be in the minimum amount of $500,000 (or a higher integral multiple of $100,000). The Borrower shall not request a Eurodollar Advance if, after giving effect to the requested Eurodollar Advance, more than ten (10) separate Eurodollar Advances would be outstanding.

2.7    Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, (i) all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $5,000,000 or any higher integral multiple of $1,000,000, any portion of the outstanding Floating Rate Advances and (ii) all outstanding Swing Line Loans, or, in a minimum aggregate amount of $500,000 or any higher integral multiple of $100,000, any portion of the outstanding Swing Line Loans, in each case, upon prior notice to the Agent not later than 11:30 a.m. (New York time) on the date of payment (which shall be a Business Day). The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances or, in a minimum aggregate amount of $5,000,000 or any higher integral multiple of $1,000,000, any portion of the outstanding Eurodollar Advances upon prior notice to the Agent not later than 1:00 p.m. (New York time) three (3) Business Days prior to the date of payment (which shall be a Business Day).

CHAR1\1285208v7

Exhibit 10.1

2.8    Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.2(d) to but excluding the date it becomes due, is prepaid or is converted into a Eurodollar Advance pursuant to Section 2.2(d), at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period or, with respect to any principal amount prepaid pursuant to Section 2.7, the date of such prepayment, at the interest rate determined as applicable to such Eurodollar Advance. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including date such Advance is made to but excluding the date it becomes due or is prepaid, at a rate per annum equal to the Swing Line Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Swing Line Loan will take effect simultaneously with each change in the LIBOR Market Index Rate.

2.9    Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.2(c) or Section 2.2(d), during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of any such Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance (and any Eurodollar Advance which is not paid at the end of the applicable Interest Period) shall bear interest at a rate per annum equal to the Floating Rate plus 2% per annum, (iii) each Swing Line Loan shall bear interest a rate per annum equal to the Swing Line Rate plus 2% per annum and (iv) Letter of Credit Fees shall be equal to the Applicable Margin for Letter of Credit Fees plus 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in Letter of Credit Fees set forth in clause (iii) above shall be applicable to all applicable Credit Extensions without any election or action on the part of the Agent or any Lender.

2.10    Method of Payment. Except as otherwise provided herein, all payments of the Obligations shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by 1:00 p.m. (New York time) on the Business Day prior to the date when due by the Agent to the Borrower. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. Each payment delivered to the Agent on account of the principal of or interest on the Swing Line Loans or of any fee, commission or other amounts payable to the Swing Line Lender shall be made in like manner, but for the account of the Swing Line Lender.

2.11    Evidence of Indebtedness; Recordkeeping.

(i)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan

CHAR1\1285208v7

Exhibit 10.1

made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)    Upon the request of any Lender, the Loans made by such Lender also may be evidenced by a promissory note in favor of each Lender, substantially in the form of Exhibit D (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender.

(iii)    The Agent shall also maintain accounts in which it will record (a) the amount of each Credit Extension made hereunder, and if applicable, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(iv)    The entries set forth in the accounts maintained pursuant to paragraphs (i) and (iii) above, in the absence of manifest error, shall be prima facie evidence of the existence and amounts of the Obligations therein recorded and outstanding hereunder; provided that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

2.12    Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation (signed by an authorized representative of the Borrower) of each telephonic notice, if such confirmation is requested by the Agent or any Lender. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.13    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, on any date on which such Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Swing Line Loan shall be payable on each Payment Date, on any date on which such Swing Line Loan is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which such Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three‑month interval during such Interest Period. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365-day year or, when appropriate, a 366-day year. All other interest and all fees shall be calculated for actual days elapsed on the basis of a 360‑day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (New York time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

CHAR1\1285208v7

Exhibit 10.1

2.14    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice and repayment notice received by it hereunder; provided, however, that the failure of the Agent to provide such notice to the Lenders shall not affect the validity or binding nature of such notice delivered to the Agent by the Borrower. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.15    Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.16    Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.17    Replacement of Lender. If (a) the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances is suspended pursuant to Section 3.3, (b) any Lender becomes a Defaulting Lender or (c) any Lender shall have a Scheduled Termination Date that is earlier than the then-effective Final Termination Date (any Lender so affected as described in subclauses (a), (b) or (c), an “Affected Lender”), the Borrower may (but only, in the case of clause (a), if such amounts continue to be charged or such suspension is still effective) elect to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower, the Agent and the L/C Issuers shall agree, as of such date, to purchase for cash the Credit Extensions due to the Affected Lender pursuant to an Assignment Agreement substantially in the form of Exhibit A and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including, without limitation, any payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans and L/C Obligations of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

CHAR1\1285208v7

Exhibit 10.1

2.18    Extension of Final Termination Date. The Borrower may, up to two times during the term of this Agreement, request a one-year extension of each Lender’s Scheduled Termination Date by submitting a request for an extension to the Agent (an “Extension Request”) no more than ninety (90) days, but not less than sixty (60) days, prior to any anniversary of the Effective Date commencing with the first anniversary thereof (the “Extension Date”). Any Extension Request shall specify the date (which must be at least thirty (30) days after the Extension Request is delivered to the Agent but no later than thirty (30) days prior to the Extension Date) as of which the Lenders must respond to such Extension Request (the “Response Date”). Promptly upon receipt of an Extension Request, the Agent shall notify each Lender of the contents thereof. Each Lender shall, not later than the Response Date for any Extension Request, deliver a written response to the Agent approving or rejecting such Extension Request (and any Lender that fails to deliver such a response by the Response Date shall be deemed to have rejected such Extension Request). If (i) Lenders that collectively have a Pro Rata Share of more than 50% approve an Extension Request (which approval shall be at the sole discretion of each Lender) and (ii) all of the Aggregate Outstanding Credit Exposure shall have been paid in full on the Extension Date, then the then-effective Final Termination Date, and the Scheduled Termination Date for each such approving Lender, shall be extended to the date that is one year after the then-effective Final Termination Date or, if such date is not a Business Day, to the next preceding Business Day (but the then-effective Scheduled Termination Date for each other Lender shall remain unchanged). The Agent shall promptly (and in any event not later than twenty-five (25) days prior to the Extension Date for each of the Lenders) notify the Borrower, in writing, of the Lenders’ elections pursuant to this Section 2.18. If Lenders that collectively have a Pro Rata Share of 50% or more reject an Extension Request, then the Final Termination Date, and the Scheduled Termination Date of each Lender, shall remain unchanged. The Borrower may elect to replace any declining Lender under this Section 2.18 pursuant to the terms of Section 2.17. Prior to the effectiveness of any Extension Request under this Section 2.18, the Agent shall have received evidence, in form and substance reasonably satisfactory to the Agent, that the Borrower has obtained the approval of the Public Utility Commission of Oregon in connection with such Extension Request.

2.19    Letters of Credit.

(a)    The Letter of Credit Commitment.

(i)    Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.19, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit in U.S. dollars for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitments, (x) the aggregate outstanding amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the outstanding amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the outstanding amount of all Swing Line Loans, shall not exceed such Lender’s Commitment and (y) the outstanding amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully

CHAR1\1285208v7

Exhibit 10.1

revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)    No L/C Issuer shall issue any Letter of Credit if:

(A)     subject to Section 2.19(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension of such Letter of Credit, unless the Lenders (other than Defaulting Lenders) holding a majority of the Commitments have approved such expiry date; or

(B)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders that have Commitments have approved such expiry date.

(iii)    No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such L/C Issuer in good faith deems material to it;

(B)    the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to borrowers generally;

(C)    except as otherwise agreed by the Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000;

(D)    such Letter of Credit is to be denominated in a currency other than U.S. dollars;

(E)    such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)    any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.21(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

CHAR1\1285208v7

Exhibit 10.1

(iv)    No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)    No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)    Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article X included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Agent not later than 11:00 a.m. (New York time) at least five Business Days (or such later date and time as the Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Agent may require.

(ii)    Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or

CHAR1\1285208v7

Exhibit 10.1

amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.19(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Agent that the Required Lenders have elected not to permit such extension or (2) from the Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each case directing such L/C Issuer not to permit such extension.

(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

(c)    Drawings and Reimbursements; Funding of Participations.

(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Agent thereof. Not later than 11:00 a.m. (New York time) on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested an Advance of Loans that are Floating Rate Advances to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.6 for the principal amount of Floating Rate Advances, but subject to the

CHAR1\1285208v7

Exhibit 10.1

conditions set forth in Section 4.2 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Advance, the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitments. Any notice given by the applicable L/C Issuer or the Agent pursuant to this Section 2.19(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Lender shall upon any notice pursuant to Section 2.19(c)(i) make funds available (and the Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Agent’s Lending Installation in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. (New York time)on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.19(c)(iii), each Lender that so makes funds available shall be deemed to have made a Floating Rate Advance to the Borrower in such amount. The Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Advance of Loans that are Floating Rate Advances because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate provided in Section 2.9. In such event, each Lender’s payment to the Agent for the account of the applicable L/C Issuer pursuant to Section 2.19(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.19.

(iv)    Until each Lender funds its Loans or L/C Advance pursuant to this Section 2.19(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v)    Each Lender’s obligation to make Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.19(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.19(c) is subject to the conditions set forth in Section 4.2 (other than delivery by the Borrower of a Borrowing Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)    If any Lender fails to make available to the Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.19(c) by the time specified in Section 2.19(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer

CHAR1\1285208v7

Exhibit 10.1

at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Advance or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)    Repayment of Participations.

(i)    At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.19(c), if the Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Agent), the Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Agent.

(ii)    If any payment received by the Agent for the account of the applicable L/C Issuer pursuant to Section 2.19(c)(i) is required to be returned under any of the circumstances (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)    Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

CHAR1\1285208v7

Exhibit 10.1

(iv)    any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy or similar debtor relief law; or

(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)    Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Agent, any of their respective affiliates, directors, officers, trustees or employees, nor any correspondent, participant or assignee of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (such gross negligence or willful misconduct as determined in a final, nonappealable judgment by a court of competent jurisdiction); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Agent, any of their respective affiliates, directors, officers, trustees or employees, nor any correspondent, participant or assignee of the L/C Issuers shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.19(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against a L/C Issuer, and a L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence (as determined in a final, nonappealable judgment by a court of competent jurisdiction) or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. A L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

CHAR1\1285208v7

Exhibit 10.1

(g)    Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(h)    Letter of Credit Fees. The Borrower shall pay to the Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.19 shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.21(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 9.15. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Default exists, all Letter of Credit Fees shall accrue at the rate set forth in Section 2.9 for Letter of Credit Fees.

(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum agreed by the Borrower and the applicable L/C Issuer in writing, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 9.15. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

CHAR1\1285208v7

Exhibit 10.1

2.20    Cash Collateral.

(a)    Certain Credit Support Events. Upon the request of the Agent or any L/C Issuer (i) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Agent or any L/C Issuer, the Borrower shall deliver to the Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.20(c). If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.20 or Sections 2.7, 2.19, 2.21 or 8.1 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 12.3(a)) or (ii) the Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Unmatured Default or Default (and following application as provided in this Section 2.20 may be otherwise applied in accordance with this Agreement), and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.21    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

CHAR1\1285208v7

Exhibit 10.1

(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 8.2.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.1 or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 11.1), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Agent or requested by any L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Unmatured Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Unmatured Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any facility fee pursuant to Section 2.5 for any period during which that Lender is a Defaulting Lender except to the extent allocable to the sum of (1) the outstanding amount of the Loans funded by it and (2) its Pro Rata Share of the stated amount of Letters of Credit and Swing Line Loans for which it has provided Cash Collateral pursuant to Section 2.7, Section 2.19, Section 2.20, or Section 2.21(a)(ii), as applicable (and the Borrower shall (A) be required to pay to each L/C Issuer the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.19(h).

(iv)    Reallocation of Pro Rata Shares to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of

CHAR1\1285208v7

Exhibit 10.1

each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.19 or Swing Line Loans pursuant to Section 2.22, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Unmatured Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Loans of that Lender.

(b)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.20.

(c)    Defaulting Lender Cure. If the Borrower, the Agent, the Swing Line Lender and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.21(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.22    Swing Line Loans.

(a)    Availability. Subject to the terms and conditions of this Agreement, the Swing Line Lender shall, unless (x) any Lender is at such time a Defaulting Lender hereunder and (y) the Swing Line Lender has not entered into arrangements satisfactory to it to eliminate its Fronting Exposure with respect to such Defaulting Lender, in which case the Swing Line Lender may in its sole discretion, make Swing Line Loans to the Borrower from time to time from the Effective Date through, but not including, the Scheduled Maturity Date; provided that after giving effect to any amount requested, (i) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitments, (ii) the aggregate outstanding amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the outstanding amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the outstanding amount of all Swing Line Loans, shall not exceed such Lender’s Commitment and (iii) the aggregate principal amount of all outstanding Swing Line Loans (after giving effect to any amount requested), shall not exceed the Swing Line Sublimit.

(b)    Refunding.

(i)    Swing Line Loans shall be refunded by the Lenders on demand by the Swing Line Lender. Such refundings shall be made by the Lenders in accordance with their respective Pro Rata

CHAR1\1285208v7

Exhibit 10.1

Shares and shall thereafter be reflected as Loans of the Lenders on the books and records of the Agent. Each Lender shall fund its respective Pro Rata Share of Loans as required to repay Swing Line Loans outstanding to the Swing Line Lender upon demand by the Swing Line Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Lender’s obligation to fund its respective Pro Rata Share of a Swing Line Loan shall be affected by any other Lender’s failure to fund its Pro Rata Share of a Swing Line Loan, nor shall any Lender’s Pro Rata Share be increased as a result of any such failure of any other Lender to fund its Pro Rata Share of a Swing Line Loan.

(ii)    The Borrower shall pay to the Swing Line Lender on demand the amount of such Swing Line Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swing Line Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Agent to charge any account maintained by the Borrower with the Swing Line Lender (up to the amount available therein) in order to immediately pay the Swing Line Lender the amount of such Swing Line Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swing Line Loans requested or required to be refunded. If any portion of any such amount paid to the Swing Line Lender shall be recovered by or on behalf of the Borrower from the Swing Line Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Pro Rata Shares (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swing Line Loan extended after the occurrence and during the continuance of a Default of which the Agent has received notice in the manner required pursuant to Section 13.1 and which such Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii)    Each Lender acknowledges and agrees that its obligation to refund Swing Line Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article IV. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swing Line Loans pursuant to this Section, one of the events described in Section 7.6 or 7.7 shall have occurred, each Lender will, on the date the applicable Loan would have been made, purchase an undivided participating interest in the Swing Line Loan to be refunded in an amount equal to its Pro Rata Share of the aggregate amount of such Swing Line Loan. Each Lender will, by the time the applicable Loan would have been due to be made under clause (i) above, transfer to the Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. No funding of participations shall relieve or otherwise impair the obligations of the Borrower to repay Swing Line Loans together with interest thereon. Whenever, at any time after the Swing Line Lender has received from any Lender such Lender’s participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

(c)    Repayment of Swing Line Loans. If outstanding Swing Line Loans have not been refinanced with Loans pursuant to Section 2.22(b) hereof, Swing Line Loans shall be due and payable within fourteen (14) days following the making of such Swing Line Loan.

CHAR1\1285208v7

Exhibit 10.1

(d)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.22 shall be subject to the terms and conditions of Section 2.20 and Section 2.21.

ARTICLE III

YIELD PROTECTION; TAXES

3.1    Yield Protection. If, on or after the date of this Agreement, any Change in Law:

(i)    subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than in each case with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans or

(ii)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii)    imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making, continuing, converting into or maintaining its Eurodollar Loans, Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans or Commitment, then, within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2    Changes in Capital Adequacy Regulations. If a Lender determines that the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change in Law, then, within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans (after taking into account such Lender’s policies as to capital adequacy).

3.3    Availability of Types of Advances. If (x) any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if (y) the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment

CHAR1\1285208v7

Exhibit 10.1

of any funding indemnification amounts required by Section 3.4.

3.4    Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made, continued or prepaid, or a Floating Rate Advance is not converted into a Eurodollar Advance, on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5    Taxes.

(i)    All payments by the Borrower to or for the account of any Lender or the Agent hereunder shall be made free and clear of and without deduction for any and all Taxes, except to the extent such Lender is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement but fails to properly and timely complete and execute documentation as provided in Section 3.5(iv) or Section 3.5(vi), as the case may be. Subject to each Lender’s and the Agent’s compliance with Section 3.5(iv) and Section 3.5(vi), if the Borrower or the Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower or the Agent, as applicable, shall make such deductions, (c) the Borrower or the Agent, as applicable, shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

(ii)    In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise (but excluding Excluded Taxes) or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution or delivery of, or otherwise with respect to, this Agreement (“Other Taxes”).

(iii)    Except as otherwise provided herein, the Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that the Borrower shall not be required to indemnify the Agent or any Lender for interest, penalties or associated expenses described in the foregoing if such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. Payments due under this indemnification shall be made within thirty (30) days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.

(iv)    Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not less than ten (10) Business Days after the date of this Agreement (or, if later, ten (10) Business Days after such Lender shall become a Lender pursuant to Section 12.3), deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either

CHAR1\1285208v7

Exhibit 10.1

case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v)    For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi)    Any Lender that is entitled to an exemption from or reduction of withholding tax, including backup withholding, with respect to payments under this Agreement pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. In the event such Lender has failed timely to provide the Borrower (with a copy to the Agent) with such properly completed and executed documentation, such Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes withheld to the extent such Taxes would have been reduced or exempt from withholding had such properly completed and executed documentation been timely provided to the Borrower (with a copy to the Agent).

(vii)    If the U.S. Internal Revenue Service or any other Governmental Authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent); provided that no Lender shall be required to indemnify the Agent for any of the foregoing to the extent the failure

CHAR1\1285208v7

Exhibit 10.1

of the Agent to withhold tax from amounts paid to or for the account of any Lender is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent. In addition, each Lender shall severally indemnify the Agent for any taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(c) relating to the maintenance of a Participant Register that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

(viii)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (viii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

3.6    Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall notify the Borrower of any amounts due under Section 3.1, 3.2, 3.4 or 3.5 as soon as reasonably practicable and, thereafter, deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under such Section(s). Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1    Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on or before November 14, 2012 that all of the following conditions have been satisfied: (a) the Agent shall have received all fees and other amounts due and payable by the Borrower on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be

CHAR1\1285208v7

Exhibit 10.1

reimbursed or paid by the Borrower hereunder and (b) the Agent shall have received (with sufficient copies for the Lenders) each of the following:

(i)    Copies of the articles or certificate of incorporation of the Borrower, together with all amendments, and a certificate of existence, certified by the appropriate governmental officer in its jurisdiction of incorporation.

(ii)    Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its bylaws and of its Board of Directors’ resolutions authorizing the execution of the Loan Documents by the Borrower.

(iii)    An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the officers of the Borrower authorized to sign the Loan Documents, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(iv)    A certificate, signed by the chief financial officer or the controller of the Borrower, stating, as of the Effective Date, that (A) no Default or Unmatured Default has occurred and is continuing, (B) the Borrower is in compliance with Section 6.11 and setting forth in reasonable detail the calculation of the ratio set forth therein, determined as of September 30, 2012, and (C) the representations and warranties contained in Article V are true and correct.

(v)    A written opinion of counsel to the Borrower, substantially in the form of Exhibit B.

(vi)    Evidence, in form and substance satisfactory to the Agent, that the Borrower has obtained all governmental approvals, if any, necessary for it to enter into the Loan Documents.

(vii)    A Note executed by the Borrower in favor of each Lender that has requested a Note pursuant to Section 2.11.

(viii)    Evidence, in form and substance satisfactory to the Agent, that all outstanding amounts under that certain Credit Agreement, dated as of May 27, 2005, among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent shall have been repaid and all commitments thereunder terminated.

(ix)    Such other documents as any Lender or its counsel may have reasonably requested.

Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.2    Each Credit Extension. The Lenders shall not be required to make any Credit Extension unless on the applicable date of such Credit Extension:

(i)    No Default or Unmatured Default exists or will result after giving effect to such Credit Extension.

CHAR1\1285208v7

Exhibit 10.1

(ii)    The representations and warranties contained in Article V (other than Section 5.10) are true and correct in all material respects as of the date of such Credit Extension except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

Each request for a Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders as follows:

5.1    Corporate Existence. Each of the Borrower and its Significant Subsidiaries: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its Property and carry on its business as now being conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

5.2    Litigation and Contingent Obligations. To the Borrower’s knowledge, there are not, in any court or before any arbitrator of any kind or before or by any governmental body, any actions, suits or proceedings pending or threatened in writing (a) against or affecting (except as disclosed in the Disclosure Documents or on Schedule 5.2) the Borrower or any Significant Subsidiary or any of their respective businesses or properties except actions, suits or proceedings that there is no material likelihood would, singly or in the aggregate, have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extension or (b) affecting in an adverse manner the binding nature, validity or enforceability of any Loan Document as an obligation of the Borrower involving the Borrower or any Significant Subsidiary or any of their respective businesses or properties or, to the Borrower’s knowledge, otherwise.

5.3    No Breach. None of the execution and delivery of this Agreement, any other Loan Document, the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof will (a) contravene the terms of the Articles of Incorporation or Bylaws of the Borrower, (b) except for any increase in the Aggregate Commitment pursuant to Section 2.3(a) and any extension of the Scheduled Termination Date pursuant to Section 2.18, conflict with or result in a breach of, or require any consent under, any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any agreement or instrument to which the Borrower or any of its Significant Subsidiaries is a party or by which it is bound or to which it is subject, or (c) constitute a default under any agreement or instrument to which the Borrower or any of its Significant Subsidiaries is a party or by which it is bound or to which it is subject, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any of its Significant Subsidiaries pursuant to the terms of any such agreement or instrument.

5.4    Corporate Action. Except for any increase in the Aggregate Commitment pursuant to

CHAR1\1285208v7

Exhibit 10.1

Section 2.3(a), the Borrower has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents; the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by the Borrower and constitutes its legal, valid and binding obligation, enforceable against the Borrower in accordance with its terms, except as may be limited by applicable bankruptcy laws or similar laws of general applicability affecting creditors’ rights.

5.5    Approvals. Except for any increase in the Aggregate Commitment pursuant to Section 2.3(a) and any extension of the Scheduled Termination Date pursuant to Section 2.18, the Borrower has obtained all Governmental Approvals from, and has made or will timely make all filings and registrations with any federal, state or local governmental or regulatory authority or agency that has authority over the Borrower or any of its Significant Subsidiaries, that are necessary for the execution, delivery or performance by the Borrower of this Agreement and each other Loan Document or for the validity or enforceability hereof or thereof, and such Governmental Approvals, filings and registrations are and shall continue to be in full force and effect (it being understood that the Borrower may be required to make customary filings with the SEC and other governmental or regulatory authorities or agencies disclosing the existence and/or material terms of this Agreement, but failure to make any such filing shall not affect the validity or enforceability hereof or of any other Loan Document).

5.6    Use of Loans. Neither the Borrower nor any of its Significant Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, as defined in Regulation U, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock. No part of the proceeds of any Loan hereunder will be used to acquire stock of any corporation the board of directors of which has publicly stated its opposition to such acquisition or fails to endorse such acquisition.

5.7    ERISA. Except as disclosed in the Disclosure Documents, the Borrower and its Significant Subsidiaries and, to the knowledge of the Borrower, the other ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Benefit Plan of the Borrower or any ERISA Affiliate; the Benefit Plans of the Borrower and its Significant Subsidiaries and, to the knowledge of the Borrower, of the other ERISA Affiliates are in compliance in all material respects with the presently applicable provisions of ERISA and the Code or any non-compliance is not reasonably expected to result in a Material Adverse Effect; and the Borrower and its Significant Subsidiaries and, to the knowledge of the Borrower, the other ERISA Affiliates have not incurred any liability to the PBGC (other than liability for premium payments which are paid when due) or to such Benefit Plan which, individually or in the aggregate, exceeds $10,000,000. Without limiting the generality of the foregoing, except as disclosed in the Disclosure Documents, the Borrower has not received notice with respect to any of the foregoing events with respect to any ERISA Affiliate or such Benefit Plan.

5.8    Taxes. United States Federal income tax returns of the Borrower and its Significant Subsidiaries have been examined and closed through the period ended December 31, 2008 except for the United States Federal income tax returns for the fiscal year ended December 31, 2006. The Borrower and its Significant Subsidiaries have filed all United States Federal and state income tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Significant Subsidiaries, except such taxes, if any, as are being contested in good faith and by proper proceedings or the non-payment of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Significant Subsidiaries in respect of taxes and other governmental charges

CHAR1\1285208v7

Exhibit 10.1

are, in the opinion of the Borrower, adequate.

5.9    Subsidiaries. Schedule 5.9 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization, the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries and identifying which Subsidiaries are Significant Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and nonassessable.

5.10    No Material Adverse Change. Since September 30, 2012, there has been no change in the business or financial condition of the Borrower and its Significant Subsidiaries from that reflected in the Borrower’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which would reasonably be expected to have a Material Adverse Effect.

5.11    Financial Statements. The Borrower has furnished the Disclosure Documents to the Lenders prior to the date hereof. The financial statements contained in the Disclosure Documents and all financial statements furnished pursuant to Section 6.9(i) or (ii) fairly present in all material respects, in accordance with Agreement Accounting Principles, the consolidated financial position of the Borrower and its Subsidiaries as at their respective dates and the consolidated results of operations, retained earnings and, as applicable, changes in financial position or cash flows of the Borrower and its Subsidiaries for the respective periods to which such statements relate.

5.12    No Material Misstatements. None of the following contained, contains or will contain as of the date thereof any material misstatement of fact or omitted, omits or will omit as of the date thereof to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading:

(i)    the Disclosure Documents (excluding any exhibits referred to in any such Disclosure Documents);

(ii)    any report delivered to the Agent or any Lender pursuant to Section 6.9(i) or (ii) (excluding exhibits referred to in any such report); or

(iii)    to the best knowledge of the Borrower, the Confidential Information Memorandum, dated October 2012, delivered by the Borrower to the Lenders (when read in conjunction with the items referred to in (i) and (ii) above).

To the best knowledge of the Borrower, no other written information delivered to the Agent or any Lender pursuant to Section 6.9 contained, contains or will contain as of the date thereof any material misstatement of fact.

5.13    Properties. As of the date of this Agreement, the Borrower has good right or title to all of its Properties to the extent reflected in the Disclosure Documents, except for minor restrictions, reservations and defects which do not in any substantial way interfere with the Borrower’s ability to conduct its business as now conducted and except for such assets as have been disposed of since September 30, 2012 in transactions of the types described in Sections 6.13(a), (b) and (c), and all such Properties are free and clear of any Liens, except as permitted by Section 6.10.

5.14    Environmental Matters. Except as described in the Disclosure Documents, to the best of

CHAR1\1285208v7

Exhibit 10.1

Borrower’s knowledge, no event has occurred and no condition exists related to Environmental Laws which would reasonably be expected to have a Material Adverse Effect. Except as otherwise described in the Disclosure Documents, neither the Borrower nor any Subsidiary has received any notice from a federal or state governmental agency to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action would reasonably be expected to have a Material Adverse Effect.

5.15    Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE VI

COVENANTS

So long as any Bank has any Commitment hereunder or any Obligations are outstanding, the Borrower shall, unless the Required Lenders otherwise consent in writing:

6.1    Preservation of Existence and Business. Preserve and maintain, and cause each Significant Subsidiary to preserve and maintain, its corporate existence and all of its material rights, privileges, licenses and franchises, except as permitted by Section 6.12, and carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

6.2    Preservation of Property. Maintain, and cause each Significant Subsidiary to maintain, all of its Property used or useful in its business in good working order and condition, ordinary wear and tear excepted (it being understood that this covenant relates only to the good working order and condition of such Property and shall not be construed as a covenant of the Borrower not to dispose of any such Property by sale, lease, transfer or otherwise or to discontinue operation thereof if the Borrower reasonably determines that such discontinuation is necessary).

6.3    Payment of Taxes. Pay, and cause each Significant Subsidiary to pay, promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its Property, before the same shall become in default; provided that neither the Borrower nor any Significant Subsidiary shall be required to pay any such tax, assessment, charge or levy (i) in an amount in excess of the amount shown on any related tax return (the Borrower having a reasonable basis for the position reflected therein) or (ii) that is being contested in good faith by appropriate proceedings and with respect to which the Borrower has set aside on its books, in accordance with Agreement Accounting Principles, adequate reserves, or (iii) so long as such tax, assessment, charge or levy, if sustained, would not have a Material Adverse Effect.

6.4    Compliance with Applicable Laws and Contracts. Comply, and cause each Significant Subsidiary to comply, with the requirements of all applicable laws, rules or regulations, Governmental Approvals, and orders, writs, injunctions or decrees of any court or Governmental Authority, including, without limitation, Environmental Laws, if failure to comply with such requirements would have a Material Adverse Effect or an adverse effect on the binding nature, validity or enforceability of any Loan Document as an obligation of the Borrower.

CHAR1\1285208v7

Exhibit 10.1

6.5    Preservation of Loan Document Enforceability. Take all reasonable actions (including obtaining and maintaining in full force and effect consents and Governmental Approvals), and cause each Significant Subsidiary to take all reasonable actions, that are required so that its obligations under the Loan Documents will at all times be legal, valid and binding and enforceable  against it in accordance with their respective terms.

6.6    Insurance. Maintain, and cause each Significant Subsidiary to maintain, with responsible insurance companies, or through the Borrower’s program of self-insurance, insurance coverage against at least such risks and in at least such amounts as is customarily maintained by similar businesses, or as may be required by any applicable law, rule or regulation, any Governmental Approval, or any order, writ, injunction or decree of any court or Governmental Authority.

6.7    Use of Proceeds. Use, directly or indirectly, the proceeds of the Loans for general corporate purposes of the Borrower (in compliance with all applicable legal and regulatory requirements), including, without limitation, to provide back-up liquidity for the short-term Indebtedness of the Borrower, to support commercial paper, to refinance existing Indebtedness of the Borrower, and to support collateral requirements under the Borrower’s energy purchase and sale agreements.

6.8    Visits, Inspections and Discussions. Permit, and cause each Significant Subsidiary to permit, representatives of the Agent or of any Lender with a Commitment of at least $5,000,000 (provided, however, that Lenders with a Commitment of less than $5,000,000 shall be permitted to exercise rights under this Section 6.8 if such right is exercised jointly with the Agent or a Lender with a Commitment of at least $5,000,000), and subject in all cases to such Lender being bound by the confidentiality provisions of Section 9.1, during normal business hours and upon reasonable prior written notice to the Borrower:

(i)    if no Default or Unmatured Default shall exist and be continuing, to visit the principal office of the Borrower, to discuss its business and affairs with its officers and independent certified accountants (provided that the Borrower shall be permitted to attend any such discussions with such accountants), and to visit its material Property, all to the extent reasonably requested by the Agent or such Lender; provided that such visits and discussions shall in no event occur more frequently than once during any calendar year; provided, further that the Borrower reserves the right to restrict access to any of its generating facilities in accordance with reasonably adopted procedures relating to safety and security, and to the extent reasonably requested to maintain normal operations of the Borrower; and provided, further, that, Sections 9.6 and 10.8 hereof notwithstanding, the costs and expenses incurred by any Lender or the Agent or their agents or representatives in connection with any such visits or discussions shall be solely for the account of such Lender or the Agent, as applicable; and

(ii)    if a Default or Unmatured Default shall exist and be continuing, to visit and inspect its Property, to examine, copy and make extracts from its books and records, and to discuss its business and affairs with its officers and independent certified accountants, all to the extent reasonably requested by such Lender or the Agent, as often as may be reasonably requested; provided that the Borrower reserves the right to restrict access to any of its generating facilities in accordance with reasonably adopted procedures relating to safety and security, and to the extent reasonably requested to maintain normal operations of the Borrower.

6.9    Information to Be Furnished. Furnish to the Agent and, if requested by any Lender, furnish to such Lender:

CHAR1\1285208v7

Exhibit 10.1

(i)    Form 10-Q; Quarterly Financial Statements. Promptly after filing and in any event within sixty (60) days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, a copy of the Quarterly Report on Form 10-Q (or any successor form) for the Borrower for such quarter.

(ii)    Form 10-K; Year-End Financial Statements; Accountants’ Certificates. Promptly after filing and in any event within ninety (90) days after the end of each fiscal year of the Borrower, the Annual Report on Form 10-K (or any successor form) for the Borrower for such year.

(iii)    Officer’s Certificate as to Calculations. At the time that financial statements are furnished pursuant to Section 6.9(i) or (ii), a certificate of the Chief Financial Officer, the Treasurer, an Assistant Treasurer or any other financial officer of the Borrower substantially in the form of Exhibit C.

(iv)    Requested Information. From time to time, such other information regarding the business, affairs, insurance or financial condition of the Borrower or any of its Subsidiaries (including, without limitation, any Benefit Plan and any reports of other information required to be filed under ERISA) as any Lender or the Agent may reasonably request.

(v)    Notice of Defaults, Material Adverse Changes and Other Matters. Promptly upon (and in any event within three (3) Business Days after) becoming aware thereof, notice of:

(a)    any Default or Unmatured Default, and

(b)    any circumstance that has resulted in a Material Adverse Effect or an adverse effect on the binding nature, validity or enforceability of any Loan Document as an obligation of the Borrower.

The Borrower may furnish information, documents and other materials that it is obligated to furnish to the Agent pursuant to the Loan Documents, including all items described above in this Section 6.9 and all other notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any communication that (i) relates to a request for a new, or the conversion or continuation of an existing, Loan, (ii) relates to the payment of any amount due under this Agreement prior to the scheduled date therefor or any reduction of the Commitments, (iii) provides notice of any Default or Unmatured Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement or any Loan hereunder (any non-excluded communication described above, a “Communication”), electronically (including by posting such documents, or providing a link thereto, on the Borrower’s Internet website). Notwithstanding the foregoing, the Borrower agrees that, to the extent requested by the Agent, it will continue to provide “hard copies” of Communications to the Agent.

The Borrower further agrees that the Agent may make Communications available to the Lenders by posting such Communications on IntraLinks or a substantially similar secure electronic delivery system (the “Platform”).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY COMMUNICATION OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY COMMUNICATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A

CHAR1\1285208v7

Exhibit 10.1

PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT IN CONNECTION WITH ANY COMMUNICATION OR THE PLATFORM. IN NO EVENT SHALL THE AGENT HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT SUCH DAMAGES ARE FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITING THE FOREGOING, UNDER NO CIRCUMSTANCES SHALL THE AGENT BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF THE PLATFORM OR THE BORROWER’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET.

Each Lender agrees that notice to it (as provided in the next sentence) specifying that a Communication has been posted to the Platform shall constitute effective delivery of such Communication to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Agent from time to time of the e-mail address to which the foregoing notice may be sent and (ii) that such notice may be sent to such e-mail address. For the avoidance of doubt, the failure of the Agent to provide notice to the Lenders as explicitly required by this Agreement shall not affect the validity or binding nature of a related notice delivered to the Agent by the Borrower; provided, that the Borrower shall remain obligated to provide notice directly to the Agent and/or Lenders when and as required by this Agreement.

6.10    Liens. Not, and not permit any Significant Subsidiary to, suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except this Section 6.10 shall not apply to:

(i)    Liens for taxes, assessments or charges imposed on the Borrower or any Subsidiary or any of their property by any Governmental Authority not yet due or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or any of its Subsidiaries, as the case may be, in accordance with Agreement Accounting Principles;

(ii)    Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens incurred in the ordinary course of business and securing obligations that are not yet due or that are being contested in good faith by appropriate proceedings, and Liens arising out of judgments or awards which secure payment of legal obligations that would not constitute a Default under Section 7.9;

(iii)    pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security laws, or to secure the performance of bids, tenders contracts (other than for borrowed money), leases, statutory obligations, surety or appeal bonds, or indemnity, performance or other similar bonds, in the ordinary course of business;

(iv)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value

CHAR1\1285208v7

Exhibit 10.1

of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(v)    the Lien of the Indenture of Mortgage and Deed of Trust dated July 1, 1945, as supplemented and in effect from time to time, from the Borrower to HSBC Bank USA (f/k/a Marine Midland Bank, N.A.) (the “Mortgage”);

(vi)    Permitted Encumbrances (as defined in Section 1.11 of the Mortgage);

(vii)    Liens securing the payment of Tax-Free Debt, provided that each such Lien shall extend only to the property, and proceeds thereof, being financed by the Tax-Free Debt secured thereby;

(viii)    Liens on or over the whole or any part of the assets of the Borrower as security for any indebtedness owing by the Borrower to any Subsidiary whose primary function is that of acting as a financing Subsidiary of the Borrower and consisting of one or more loans made to the Borrower by such Subsidiary and repayable on the same date as a loan or other indebtedness incurred by such Subsidiary; provided that the aggregate principal amount of the indebtedness secured by all such Liens shall not exceed the aggregate principal amount of all such indebtedness incurred by such Subsidiary; and provided further that the aggregate principal amount of the indebtedness secured by all such Liens shall not exceed $100,000,000;

(ix)    Liens over all or any part of the assets of the Borrower or any Subsidiary constituting a specific construction project or generating plant as security for any indebtedness incurred for the purpose of financing all or such part, as the case may be, of such construction project or generating plant, and Liens and charges incidental to such construction;

(x)    the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to purchase or recapture or designate a purchaser of any property;

(xi)    Liens on property or assets of any Subsidiary in favor of the Borrower;

(xii)    Liens with respect to which cash in the amount of such Liens has been deposited with the Agent;

(xiii)    Liens on or over specific assets hereafter acquired which are created or assumed contemporaneously with, or within 120 days after, such acquisition, for the sole purpose of financing or refinancing the acquisition of such assets (including without limitation Liens to secure obligations to make deferred payments, earn-out payments or royalty payments where such obligations are incurred in connection with the acquisition of such assets);

(xiv)    Liens on conservation investment assets as security for obligations incurred in financing or refinancing bondable conservation investments in accordance with Oregon Revised Statutes Section 757.400-450;

(xv)    Liens on cash collateral deposited by the Borrower with counterparties in the ordinary course of the Borrower’s purchase and sale of electric energy, coal, oil and natural gas; and

CHAR1\1285208v7

Exhibit 10.1

(xvi)    Liens, in addition to those listed in clauses (i) through (xv) above, incurred in the ordinary course of the Borrower’s business on collateral with a market value that in the aggregate does not exceed $50,000,000.

6.11    Indebtedness to Capitalization Ratio. Not permit the aggregate outstanding principal amount of all Consolidated Indebtedness to exceed 65% of Total Capitalization as of the end of any fiscal quarter.

6.12    Merger or Consolidation. Not merge with or into or consolidate with or into any other corporation or entity, unless (i) immediately after giving effect thereto, no event shall occur and be continuing that would constitute a Default or Unmatured Default, (ii) the surviving or resulting person, as the case may be, if not the Borrower, assumes by operation of law or agrees in writing to pay and perform all of the obligations of the Borrower hereunder, (iii) the surviving or resulting person, as the case may be, qualifies or is qualified to do business in the State of Oregon, and (iv) the consolidated net worth (as determined in accordance with Agreement Accounting Principles) of the surviving or resulting Person, as the case may be, would be at least equal to the consolidated net worth of the Borrower immediately prior to such merger or consolidation.

6.13    Disposition of Assets. Not sell, lease, assign, transfer or otherwise dispose of any Property or any interest therein, except that this Section 6.13 shall not apply to (a) any disposition of any Property or any interest therein in the ordinary course of business, (b) any disposition of obsolete or retired Property not used or useful in its business, (c) any disposition of any Property or any interest therein (i) for cash or cash equivalent or (ii) in exchange for utility plant, equipment or other utility assets, other than notes or other obligations, in each case equal to the fair market value (as determined in good faith by the Board of Directors of the Borrower) of such Property or interest therein, and provided that such disposition does not constitute a disposition of all or substantially all of the Property of the Borrower and (d) any disposition of any Property or any interest therein in exchange for notes or other obligations substantially equal to the fair market value (as determined in good faith by the Board of Directors of the Borrower) of such asset or interest therein, provided that the aggregate amount of notes or other obligations received after the date hereof from any one obligor in one transaction or a series of transactions shall not exceed 15% of the net asset value of the Borrower.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1    Any representation or warranty made or deemed made by the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2    Nonpayment of principal of any Loan or any L/C Obligation when due, or nonpayment of interest upon any Loan, L/C Obligation or of any facility fee or other Obligation under any of the Loan Documents within five (5) days after the same becomes due.

CHAR1\1285208v7

Exhibit 10.1

7.3    The breach by the Borrower of any of the terms or provisions of Sections 6.1 (with respect to the Borrower), 6.7, 6.9(v)(a), 6.10, 6.11, 6.12, or 6.13.

7.4    The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Agent or any Lender.

7.5    (a) To the extent not waived, or if applicable, cured, (i) the failure of the Borrower or any Subsidiary to pay when due any Indebtedness aggregating in excess of $10,000,000 (“Material Indebtedness”); (ii) the default by the Borrower or any Significant Subsidiary in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or (iii) any Material Indebtedness of the Borrower or any Significant Subsidiary shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or (b) the Borrower or any of its Significant Subsidiaries shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due.

7.6    The Borrower or any Significant Subsidiary shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7    Without the application, approval or consent of the Borrower or the applicable Significant Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or such Significant Subsidiary or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or such Significant Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty (30) consecutive days.

7.8    Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of Property of the Borrower and its Significant Subsidiaries which, when taken together with all other Property of the Borrower and its Significant Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9    The Borrower or any Significant Subsidiary shall fail within sixty (60) days to pay, bond or otherwise discharge in accordance with its terms one or more (i) judgments or orders for the payment of money in excess of $10,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, would reasonably

CHAR1\1285208v7

Exhibit 10.1

be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10    Except as disclosed in the Disclosure Documents, the Borrower or any ERISA Affiliate incurs any liability to the PBGC (other than liability for premium payments which are paid when due) or a Benefit Plan pursuant to Title IV of ERISA or the Borrower or any ERISA Affiliate incurs any withdrawal liability pursuant to Title IV of ERISA with respect to a Benefit Plan or Multiemployer Benefit Plan (determined as of the date of notice of such withdrawal liability) in excess of $10,000,000.

ARTICLE VIII

CHAR1\1285208v7

Exhibit 10.1

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1    Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the Commitment of each Lender hereunder shall automatically terminate, the Obligations shall immediately become due and payable and the Borrower shall automatically be required to Cash Collateralize the L/C Obligations, in each case without further act of the Agent or any Lender and without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may (i) terminate or suspend the Aggregate Commitments, (ii) declare the Obligations to be due and payable or (iii) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof), or all of the foregoing, whereupon such Aggregate Commitments shall be immediately terminated or suspended and/or the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

8.2    Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder or other provisions hereof; provided that no such supplemental agreement shall, without the consent of all of the Lenders affected thereby:

CHAR1\1285208v7

Exhibit 10.1

(i)    Extend the final maturity of any Loan to a date after the Final Termination Date, or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

(ii)    Reduce the percentage specified in the definition of Required Lenders.

(iii)    Extend the Final Termination Date (except as provided in Section 2.18), increase the amount of the Commitment of any Lender hereunder or permit the Borrower to assign its rights under this Agreement.

(iv)    Amend this Section 8.2.

(v)    Amend Section 11.2.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. No amendment, waiver or consent shall affect the rights or duties of the L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by them without the written consent of the L/C Issuers. No amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement without the written consent of the Swing Line Lender. The Agent may waive payment of any fee required under Section 12.3(a)(iv) without obtaining the consent of any other party to this Agreement.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

8.3    Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1    Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

CHAR1\1285208v7

Exhibit 10.1

9.2    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof (including the indemnity, confidentiality, advisory and fiduciary provisions in that certain commitment letter dated as of October 2, 2012 among the Borrower, Wells Fargo and the Arranger), other than documentation of the fees described in Sections 2.5 and 10.13.

9.5    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6    Expenses; Indemnification.

(i)    The Borrower shall reimburse the Agent and the Arranger for all reasonable costs, internal charges and out of pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent, and any fees for the IntraLinks electronic delivery system) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arranger, the Swing Line Lender, the L/C Issuers and the Lenders for all reasonable costs, internal charges and out of pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, the Arranger, the Swing Line Lender, the L/C Issuers and the Lenders, which attorneys may be employees of the Agent, the Arranger or the Lenders) paid or incurred by the Agent, the Arranger, the Swing Line Lender, any L/C Issuer or any Lender in connection with the collection and enforcement of the Loan Documents.

(ii)    The Borrower hereby further agrees to indemnify the Agent, the Arranger, each L/C Issuer, the Swing Line Lender, each Lender, their respective affiliates, and each of their directors, officers, trustees and employees against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Agent, the Arranger, any L/C Issuer, the Swing Line Lender any Lender or any affiliate is a party thereto and whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or any other party) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the application of the proceeds of any Credit Extension

CHAR1\1285208v7

Exhibit 10.1

hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.8    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. If at any time any change in the Agreement Accounting Principles would affect the computation of the financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in the Agreement Accounting Principles (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with the Agreement Accounting Principles prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in the Agreement Accounting Principles.

9.9    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable. Without limiting the foregoing provisions of this Section 9.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by bankruptcy or other similar debtor relief laws, as determined in good faith by the Agent or the L/C Issuers, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

9.10    Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the Arranger and the Agent on the other hand shall be solely that of borrower and lender. None of the Agent, the Arranger or any Lender shall have any fiduciary responsibilities to the Borrower. None of the Agent, the Arranger or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that none of the Agent, the Arranger or any Lender shall have liability to the Borrower for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, except to the extent determined in a final non-appealable judgment by a court of competent jurisdiction. Neither the Agent, the Arranger or any Lender nor the Borrower shall have any liability with respect to, and the Borrower (with respect to the Agent, the Arranger and each Lender) and the Agent, the Arranger and each Lender (with respect to the Borrower) hereby waives, releases and agrees not to sue for any special, indirect or consequential damages suffered by any such party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11    Confidentiality. The Agent, the Arranger and each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel,

CHAR1\1285208v7

Exhibit 10.1

accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.4, (viii) to rating agencies if required by such agencies in connection with a rating relating to the Advances hereunder, and (ix) to the extent required in connection with the exercise of any remedy or any enforcement of this Agreement by such Lender or the Agent; provided that, in the case of clauses (i), (ii), (vi) and (vii), the recipient of such information shall be advised that the information is confidential and shall agree to be bound by the confidentiality obligations of this Section 9.11; and provided further, that in the case of clauses (i) and (ii), the recipient needs to know such information in connection with such Lender’s or applicable Transferee’s exercise of rights and performance of obligations under this Agreement.

Any Person required to maintain the confidentiality of confidential information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such confidential information as such Person would accord to its own confidential information.

Each of the Agent and the Lenders acknowledges that (a) the confidential information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States federal and state securities laws.

9.12    Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Credit Extension provided for herein.

9.13    No Advisory or Fiduciary Relationship.

9.14    USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if the Borrower is an individual, the Agent and the Lenders will ask for the Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow the Agent and the Lenders to identify the Borrower, and, if the Borrower is not an individual, the Agent and the Lenders will ask for the Borrower’s name, tax identification number, business address, and other information that will allow the Agent and the Lenders to identify the Borrower. The Agent and the Lenders may also ask, if the Borrower is an individual, to see the Borrower’s driver’s license or other identifying documents, and, if the Borrower is not an individual, to see the Borrower’s legal organizational documents or other identifying documents.

9.15    Letter of Credit Amounts.

CHAR1\1285208v7

Exhibit 10.1

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE X

THE AGENT

10.1    Appointment; Nature of Relationship. Wells Fargo is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of Section 9‑102(a)(72) of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2    Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3    General Immunity. Neither the Agent nor any of its directors, officers, agents or employees, in each case acting in its capacity as Agent and not as Lender, shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their breach of the Agent’s obligations hereunder or thereunder or to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4    Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information

CHAR1\1285208v7

Exhibit 10.1

directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; or (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

10.5    Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or, when expressly required hereunder, all of the Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6    Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys in fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys in fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.7    Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

10.8    Agent’s Reimbursement and Indemnification. To the extent that the Borrower has not otherwise indemnified the Agent pursuant to Section 9.6(ii), each Lender severally agrees to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross

CHAR1\1285208v7

Exhibit 10.1

negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9    Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders and, in the case of a “notice of default” received from a Lender, to the Borrower.

10.10    Rights as a Lender. Notwithstanding anything to the contrary in this Article X, in the event the Agent is a Lender, the Agent shall have the same rights, powers, and obligations hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise such rights and powers, and shall comply with such obligations, as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent in its individual capacity is not obligated to remain a Lender.

10.11    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12    Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty‑five (45) days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint with the Borrower’s written consent, not to be unreasonably withheld or delayed, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint with the Borrower’s written consent, not to be unreasonably withheld or delayed, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of any Lender and with the consent of the Borrower, not to be unreasonably withheld or delayed, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has

CHAR1\1285208v7

Exhibit 10.1

accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “prime rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

Any resignation by or removal of Wells Fargo as Agent pursuant to this Section shall also constitute its resignation or removal as a L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges, obligations and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.13    Agent and Arranger Fees. The Borrower agrees to pay to the Agent and the Arranger, for their own respective accounts, the fees agreed to by the Borrower, the Agent and the Arranger, including, without limitation, the fees agreed to pursuant to the letter agreement dated October 2, 2012, among the Borrower, the Agent and the Arranger.

10.14    Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.15    Other Agents. The Lenders identified on the signature pages of this Agreement or otherwise herein, or in any amendment hereof or other document related hereto, as being the “Syndication Agent” or a “Co-Documentation Agent” (collectively, the “Other Agents”), shall have no rights, powers, obligations, liabilities, responsibilities or duties under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, the Other Agents and the Arranger shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Other Agents or the Arranger in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

CHAR1\1285208v7

Exhibit 10.1

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if a Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due, provided each Lender agrees, solely for the benefit of the other Lenders and not for the benefit of the Borrower, that it shall not exercise any right provided for in this Section 11.1 without the prior consent of the Required Lenders; provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

11.2    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 2.20, 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan to direct payments relating to such Loan to another Person. Any assignee of the rights to any Loan agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any

CHAR1\1285208v7

Exhibit 10.1

request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan, shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2    Participations.

(a)    Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(b)    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, L/C Obligation or Commitment, extends the Final Termination Date, postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees on, any such Credit Extension or Commitment.

(c)           Participant Register.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

12.3    Assignments.

(a)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

CHAR1\1285208v7

Exhibit 10.1

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (a)(i)(B) of this Section and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof;

(B)    the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)    the consent of the L/C Issuers and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment Agreement, together with a processing and

CHAR1\1285208v7

Exhibit 10.1

recordation fee in the amount of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an administrative questionnaire in a form acceptable to the Agent.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural person.

(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (b) of this Section, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Article III and Section 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2.

(b)    Register. The Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s office a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries

CHAR1\1285208v7

Exhibit 10.1

in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)    Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time an L/C Issuer or the Swing Line Lender assigns all of its Commitment and Loans pursuant to subsection (a) above, such L/C Issuer or Swing Line Lender, as applicable, may, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such L/C Issuer or Swing Line Lender, as the case may be. If an L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of such L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Floating Rate Advances or fund risk participations). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Floating Rate Advances or fund risk participations. Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.

12.4    Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Annual Report on Form 10-K or any Quarterly Report on Form 10-Q; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5    Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv) and Section 3.5(vi), as applicable.

12.6    Designation of SPVs.

(a)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”, identified as such in writing from time to time by such Granting Lender to the Agent and the Borrower) the option to fund all or any part of any Advance or fee or expense reimbursement or other obligation (each, a “Lender Funding Obligation”) that such Granting Lender would otherwise be obligated to fund pursuant to

CHAR1\1285208v7

Exhibit 10.1

this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to fund any Lender Funding Obligation, (ii) if an SPV elects not to exercise such option or otherwise fails to fund all or any part of any such Lender Funding Obligation, the Granting Lender shall be obligated to fund such Lender Funding Obligation pursuant to the terms hereof, (iii) no SPV shall exercise any voting rights pursuant to Section 8.2 (such voting rights to be exercised instead by such Granting Lender) and (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Agent and the Lenders shall not be obligated to deal with an SPV, but may limit their communications and other dealings relevant to such SPV to the applicable Granting Lender. The funding of any Lender Funding Obligation by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent that, and as if, such Lender Funding Obligation were funded by such Granting Lender.

(b)    As to any Lender Funding Obligations or portion thereof made by it, each SPV shall have all the rights that its applicable Granting Lender making such Lender Funding Obligations or portion thereof would have had under this Agreement; provided that each SPV shall have granted to its Granting Lender an irrevocable power of attorney to deliver and receive all communications and notices under this Agreement (and any related documents) and to exercise on such SPV’s behalf, all of such SPV’s voting rights under this Agreement. No additional Note shall be required to evidence the Lender Funding Obligations or portion thereof made by an SPV; and the related Granting Lender shall be deemed to hold its Note as agent for such SPV to the extent of the Lender Funding Obligations or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Granting Lender as agent for such SPV.

(c)    Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

(d)    In addition, notwithstanding anything to the contrary contained in this Agreement, any SPV may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in any Lender Funding Obligations to the Granting Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Lender Funding Obligations and (ii) disclose on a confidential basis any non-public information relating to its Lender Funding Obligations to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. This Section 12.6 may not be amended without the written consent of any Granting Lender affected thereby.

CHAR1\1285208v7

Exhibit 10.1

ARTICLE XIII

NOTICES

13.1    Notices.

(a)    Except as otherwise permitted by Section 2.12 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth on Schedule 13.1 or at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by any other means, when delivered at the address specified in this Section or (iv) if given by electronic transmission, as provided in Section 13.1(b); provided that notices to the Agent under Article II shall not be effective until received.

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent or as otherwise determined by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

13.2    Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

CHAR1\1285208v7

Exhibit 10.1

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart hereof or a signature page hereto by facsimile shall be effective as delivery of an original executed counterpart.

CHAR1\1285208v7

Exhibit 10.1

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION

15.1    CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2    CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

PORTLAND GENERAL ELECTRIC COMPANY

By: /s/ Maria M. Pope
Name: Maria M. Pope
Title: Senior Vice President, Finance,
Chief Financial Officer and Treasurer

CHAR1\1285208v7

Exhibit 10.1

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent

By: /s/ Yann Blindert
Name: Yann Blindert
Title: Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender, L/C Issuer and Swing
Line Lender

By: /s/ Yann Blindert
Name: Yann Blindert
Title: Director

JPMORGAN CHASE BANK, N.A., as a Lender and L/C Issuer

By: /s/ Helen D. Davis
Name: Helen D. Davis
Title: Vice President

U.S. BANK, NATIONAL ASSOCIATION, as a Lender and L/C Issuer

By: /s/ Holland H. Williams
Name: Holland H. Williams
Title: AVP & Portfolio Mgr

BANK OF AMERICA, N.A., as a Lender

By: /s/ Daryl K. Hogge
Name: Daryl K. Hogge
Title: Senior Vice President

BARCLAYS BANK PLC, as a Lender

By: /s/ Diane Rolfe
Name: Diane Rolfe
Title: Director

1
CHAR1\1285208v7

Exhibit 10.1

MORGAN STANLEY BANK, as a Lender

By: /s/ Kelly Chin
Name: KELLY CHIN
Title: Authorized Signatory

SUMITOMO MITSUI BANKING CORPORATION, as a Lender and L/C Issuer

By: /s/ Shuji Yabe
Name: Shuji Yabe
Title: Managing Director

BANK OF THE WEST, as a Lender
By: /s/ Brett German
Name: Brett German
Title: Vice President

COBANK, ACB, as a Lender

By: /s/ Josh Batchelder
Name: Josh Batchelder
Title: Vice President

THE NORTHERN TRUST COMPANY, as a Lender

By: /s/ Brandon C. Rolek
Name: Brandon C. Rolek
Title: Senior Vice President

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. NEW YORK BRANCH, as a Lender

By: /s/ Luke Hwang
Name: Luke Hwang
Title: VP & DGM

2
CHAR1\1285208v7